Exhibit 3.13

CERTIFICATE OF INCORPORATION
OF
IOWA MOLD TOOLING CO., INC.

FIRST:  The name of the corporation is Iowa Mold Tooling Co., Inc.

SECOND:  The registered office of the Corporation is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, DE 19808.  The name of its registered agent at such address is the Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (the “General Corporation Law”).

FOURTH:  The aggregate number of shares that the Corporation shall have authority to issue is one thousand (1,000), consisting of one class only, designated as “Common Stock,” $0.01 par value per share.

FIFTH:  The name and mailing address of incorporator is as follows:

NAME	ADDRESS

Darren C Skinner	555 12th Street, N.W.
Washington, D.C. 20004

SIXTH:  Elections of directors need not be by written ballot.  Meetings of stockholders of the Corporation may be held within or without the State of Delaware as the Corporation’s Bylaws (the “Bylaws”) may provide.  An annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may come before the meeting shall be held at such time and place as shall be determined in accordance with the Bylaws.  The books of the Corporation may be kept (subject to any provision contained in the Delaware code or other applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

SEVENTH:  The original Bylaws shall be adopted by the initial incorporator named herein.  Thereafter, the Board of Directors shall have the power, in addition to the stockholders, to make, amend, alter, or repeal the Bylaws.

EIGHTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation in accordance with the laws of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation in accordance with the laws of the State of Delaware, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH:  To the maximum extent permitted by the laws of Delaware, a director of this Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article NINTH shall not eliminate or reduce the liability of a director in any case where such elimination or reduction is not permitted by law.  Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification.

TENTH:  (1)                                Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise” or “Other Enterprise”), whether in either case the basis of such proceeding is alleged action or inaction in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such Other Enterprise, or in any other capacity related to the Corporation or such Other Enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including without limitation attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the General Corporation Law.  The persons indemnified by the paragraph (1) of this Article TENTH are hereinafter referred to as “Indemnitees.”  Such indemnification as to such alleged action or inaction shall continue as to an Indemnitee who has after such alleged action or inaction ceased to be director or officer of the Corporation, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.  The right to indemnification conferred in this Article TENTH (a) shall be a contract right; (b) shall not be affected adversely as to any Indemnitee by an amendment of this Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment; and (c) shall include the right to be paid by the Corporation, the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”), provided, however, that, if and to the extent the General

Corporation Law requires, an advancement of expenses incurred by an Indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expense under this Article TENTH or otherwise.

(2)                                  If’ a claim under paragraph (1) of this Article TENTH is not paid in full by the Corporation within sixty (60) days after it has been received in writing by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expenses of prosecuting such suit.  In (i) any suit brought by the Indemnitee to enforce a right of indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses only upon a Final Adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law.  Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee, be a defense to such suit.  In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to have or retain such advancement of expenses, under this Article TENTH or otherwise, shall be on the Corporation.

(3)                                  The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, any bylaw, agreement or vote of stockholders or disinterested directors or otherwise.

(4)                                  The Corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the Corporation or Another Enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

(5)                                  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation (or any person serving at the Corporation’s request as a director, trustee, officer, employee or agent of Another Enterprise) or to a person who is or was director, officer, employee or agent of any of the Corporation’s affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer employee or agent of Another Enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article TENTH in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater, if permitted by law) determined by the Board of Directors.

ELEVENTH:  The Corporation shall have perpetual existence.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.  By a vote of the majority of the Board of Directors then in office, the Board may adopt a resolution providing that at any time prior to the filing of any such amendment with the Secretary of State of the State of Delaware, notwithstanding authorization of the proposed amendment by the stockholders, the Board of Directors may abandon such proposed amendment without further action by the stockholders.